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                                                                      EXHIBIT 12

              NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

      STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                  (in millions)
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                                                           Years Ended December 31,
                                     ----------------------------------------------------------------------
                                         2002          2001          2000           1999          1998
                                     ----------------------------------------------------------------------
Earnings:
  Income from continuing
    operations before federal
    income tax expense and
    cumulative effect of adoption of
    accounting principles             $   133.5     $   568.2     $   622.4      $   552.6     $   492.7
  Fixed charges                         1,352.6       1,303.7       1,232.4        1,143.6       1,104.1
                                     ---------------------------------------------------------------------
    Earnings                          $ 1,486.1     $ 1,866.4     $ 1,856.3      $ 1,716.4     $ 1,609.6
                                     =====================================================================

Fixed charges:
  Interest credited to policyholder
    account balances                  $ 1,275.8     $ 1,248.8     $ 1,183.9      $ 1,096.4     $ 1,069.0
  Interest expense on debt and
    capital and preferred securities
    of subsidiary trusts                   76.8          54.9          48.5           47.2          35.1

                                     ------------------------------------------ ------------- -------------
    Fixed charges                     $ 1,352.6     $ 1,303.7     $ 1,232.4      $ 1,143.6     $ 1,104.1
                                     ======================================================================

Ratio of earnings to fixed charges          1.1x          1.4x          1.5x           1.5x          1.4x
                                     ======================================================================

Ratio of earnings to fixed charges,
  excluding interest credited to
  policyholder account balances             2.7x         11.3x         13.8x          12.7x         15.0x
                                     ======================================================================

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